Exhibit 3.12

ARTICLES OF ORGANIZATION

OF

AVH EM, LLC

Pursuant to A.R.S. § 29-632, the undersigned states as follows:

1. Name. The name of the limited liability company formed by this instrument is “AVH EM, LLC” (the “Company”).

2. Office. The address of the Company’s known place of business in Arizona is 4900 North Scottsdale Road, Suite 1400, Scottsdale, Arizona 85251.

3. Statutory Agent. The name and business address of the Company’s statutory agent for service of process are: National Registered Agents, Inc., 300 West Clarendon Avenue, #230, Phoenix, Arizona 85013.

4. Management and Member.

(a) Management of the Company is reserved to the sole member.

(b) The name and address of the sole member are: JCH Group, LLC, a Delaware limited liability company, c/o National Registered Agents, Inc., 160 Greentree Drive, #101, Dover, Delaware 19904.

(c) The sole member may appoint officers and, to the extent necessary or appropriate, may authorize individuals to act on its behalf in order to conduct the business activities for which it was organized and exists.

Dated this 23rd day of April, 2012.

AVH EM, LLC

By:	JCH GROUP, LLC, a Delaware limited
liability company, Sole Member

By:	AVATAR PROPERTIES INC., a
Florida corporation, Sole Member

	By:	/s/ Melisa R. Boross
	Name:	Melisa R. Boross
	Title:	Vice President

ACCEPTANCE OF APPOINTMENT BY STATUTORY AGENT

The undersigned hereby acknowledges and accepts the appointment by AVH EM, LLC, an Arizona limited liability company, effective the 23rd day of April, 2012.

NATIONAL REGISTERED AGENTS, INC.

By:	/s/ Jessica Metzger
Name:	Jessica Metzger
Title:	Assistant Secretary